FOR IMMEDIATE RELEASE

RenaissanceRe Announces Resignation of Michael W. Cash, Senior Vice President - Specialty Reinsurance

Neill A. Currie to Assume Leadership of Specialty Unit

PEMBROKE, Bermuda, July 11, 2005 – RenaissanceRe Holdings Ltd. (NYSE: RNR) announced today that it had received and accepted the resignation of Michael W. Cash, Senior Vice President - Specialty Reinsurance. The resignation follows the refusal of Mr. Cash, who is a Bermudian citizen, voluntarily to accept service of a subpoena from the Securities and Exchange Commission calling for his testimony in its investigation into the restatement of the Company's financial statements. As previously announced, the Company is cooperating with the government authorities in their investigations, and Mr. Cash's action was inconsistent with that policy of cooperation.

The Company also announced that Neill A. Currie will assume responsibilities for managing the Company's Specialty Reinsurance business, in addition to his existing responsibilities for marketing and client relations. Mr. Currie, who recently rejoined the Company as an Executive Vice President, was a co-founder of the Company in 1993. Mr. Currie has over 25 years of experience in the reinsurance business, including service prior to joining RenaissanceRe as Chief Executive Officer of G.J. Sullivan Co.-Atlanta, a private domestic reinsurance broker, and as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

INVESTOR CONTACT:	MEDIA CONTACT:
Todd R. Fonner	Dawn Dover
RenaissanceRe Holdings Ltd.	Kekst and Company
(441) 239-4801	(212) 521-4800